Exhibit 10.1

DST SYSTEMS, INC. 2005 Equity Incentive Plan

(formerly the “1995 Stock Option and Performance Award Plan” (the “1995 Plan”))

Section 1.

Effective Date, Purpose and Duration

1.1           Effective Date of the Plan.  DST Systems, Inc., a Delaware corporation (the “Company”), hereby amends and restates the DST Systems, Inc. 2005 Equity Incentive Plan (the “Plan”).  The Plan was approved by the Board on February 23, 2010, and generally is effective May 11, 2010 (the “Effective Date”), subject to approval by the Company’s stockholders.

1.2           Purposes of the Plan.  The Plan is intended to generate an increased incentive for eligible employees and consultants of the Company, its subsidiaries and joint ventures, to contribute to the Company’s future success, to secure for the Company and its stockholders the benefits inherent in equity ownership by employees of the Company, its subsidiaries and joint ventures, and to enhance the ability of the Company, and its subsidiaries and joint ventures, to attract and retain exceptionally qualified employees upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.  By encouraging employees of the Company and its affiliates to acquire a proprietary interest in the Company’s growth and performance, through both cash and stock Awards, the Company intends to more closely align the interests of the Company’s employees, management and stockholders, and motivate employees to enhance the value of the Company for the benefit of all stockholders.

1.3           Duration of the Plan.  The Plan, as amended and restated herein, shall apply as of the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time, until the earlier of May 9, 2015, or the date on which all Shares subject to the Plan shall have been delivered and the restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions.  The amendment and restatement of the Plan shall not, unless otherwise expressly provided, adversely affect any Awards outstanding on the Effective Date.  The termination or expiration of the Plan shall not adversely affect any Awards outstanding on the date of termination or expiration.

Section 2.
Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

2.1           “Affiliate” means any Person that directly, or through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

2.2           “Annual Incentive Award” means an Award relating to a potential performance bonus opportunity determined under Section 12.

2.3           “Award” means any Option, Stock Appreciation Right, Performance Unit, Restricted Stock, Shares, Restricted Stock Unit, Deferred Stock, Annual Incentive Award, Service Award, Substitute Award, or Dividend Equivalent.

2.4           “Award Agreement” means the written agreement which evidences an Award and sets forth such applicable terms, conditions and limitations as the Committee establishes for the Award.

2.5           “Beneficiary” or “Beneficiaries” means the person designated to receive Plan benefits, if any, following the Grantee’s or Permitted Transferee’s death in accordance with Section 17.

2.6           “Board” means the Board of Directors of the Company.

2.7           “Bonus Opportunity” means the threshold, target and maximum potential bonus opportunities under an Annual Incentive Award for an individual for a Year, based on threshold, target and maximum bonus levels as determined by the Committee.

2.8           “Change in Control” has the meaning set forth in Section 14.

2.9           “Code” means the Internal Revenue Code of 1986.

2.10         “Committee” has the meaning set forth in Section 3.1(a).

2.11         “Common Stock” means common stock, one cent ($.01) par value per share, of the Company.

2.12         “Company” means DST Systems, Inc., a Delaware corporation.

2.13         “Consultant” means a non-employee consultant or advisor to the Company, a Subsidiary or a Joint Venture who is a natural person (other than a non-employee director) providing bona fide services that are not in connection with an offer or sale of Company equity securities in a capital raising transaction; provided the individual does not directly or indirectly maintain or promote a market in Company securities.

2.14         “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is recognizable in income for federal income tax purposes, is one of the groups of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.15         “Deferred Stock” means a right, granted as an Award (under Section 11), to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period.

2.16         “Dividend Equivalent” means a right granted appurtenant to an Award to receive payments equal to dividends or property paid with respect to Shares underlying such Award, at such time and on such terms and conditions as set forth in the Award Agreement.

2.17         “Effective Date” has the meaning set forth in Section 1.1.

2.18         “Eligible Person” means any employee of an Employer, any individual expected to become an employee of an Employer, and any Consultant.  A former employee of Employer shall also be treated as an Eligible Person if and to the extent that such former employee is entitled to be granted an Award under the Plan either as a result of an agreement entered into in connection with such former employee’s Termination of Affiliation or pursuant to the terms of an employment agreement or similar contract between the former employee and the Employer that was entered into prior to such former employee’s Termination of Affiliation.  Solely for purposes of Section 2.50, the term Eligible Person includes any current or former employee or non-employee director of, or consultant to, an Acquired Entity (as defined in Section 2.50) who holds Acquired Entity Awards (as defined in Section 2.50) immediately prior to the Acquisition Date (as defined in Section 2.50).

2.19         “Employer” means, with respect to any Eligible Person, the Company, the Subsidiary or the Joint Venture (as the case may be) by whom he or she is employed.

2.20         “Exchange Act” means the Securities and Exchange Act of 1934.

2.21         “Exercise Date” means the date the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations or other documentation as the Committee may specify; provided that if such notice is delivered after 11:00 a.m. Central Time (or such other time as the Committee may specify), the Exercise Date shall be the following day.

2.22         “Fair Market Value” means

(a)           with respect to a Share or other securities, (i) the average of the highest and lowest reported sales prices on the New York Stock Exchange as reported in a financial publication of general circulation as selected by the Committee from time to time; (ii) if the Shares or other securities are not listed on the New York Stock Exchange, the closing sales price of the Shares or other securities on such other national exchange on which the Shares are principally traded, or as reported by the National Market System, or similar organization, as reported in a financial publication of general circulation as selected by the Committee from time to time, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (iii) in the event that there shall be no public market for the Shares or other securities, the fair market value of the Shares as determined (which determination shall be conclusive) in good faith by the Committee.  Except as provided in the following sentence, the valuation of a Share or other securities on any date shall be determined as of that date (or, if no sale of Shares or such other securities was reported for such date, on the most recent trading day prior to such date on which a sale of Shares or such other securities was reported).  On the Exercise Date of an Award, the valuation of Shares shall be determined as of the last trading day preceding the exercise of the Award;

(b)           with respect to any property other than cash or securities, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; and

(c)           with respect to cash, the value of such cash in United States dollars.

2.23         “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.  With respect to Annual Incentive Awards payable in Shares, Options, Restricted Stock, Restricted Stock Units or any other form of Award, the Grant Date shall be the date on which the Committee certifies the attainment of the performance goals as provided in Section 12.2(c), or such later date as specified in advance by the Committee.

2.24         “Grantee” means an Eligible Person who has been granted an Award.

2.25         “Incentive Stock Option” means an Option granted as an Award under the Plan that is intended to meet the requirements of Section 422 of the Code.

2.26         “Including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.27         “Joint Venture” means any Person in which the Company has an ownership interest equal to at least fifty percent (50%) of the common stock, voting rights or profits.

2.28         “Non-Qualified Stock Option” means an Option granted as an Award under the Plan that is not intended to be an Incentive Stock Option.

2.29         “Option” means an Incentive Stock Option or Non-Qualified Stock Option.

2.30         “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.31         “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including the special provision for stock options and stock appreciation rights thereunder).

2.32         “Performance Measures” has the meaning set forth in Section 4.4.

2.33         “Performance Goals” means the objective or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than the Annual Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of an Annual Incentive Award, the portion of the individual’s Bonus Opportunity potentially payable as an Annual Incentive Award.  Performance Goals may contain threshold, target, and maximum levels of achievement and, to the extent the Committee intends an Award (including the Annual Incentive Award) to comply with the Performance-Based Exception, the Performance Goals shall be chosen from among the Performance Measures.

2.34         “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which the attainment of performance goals specified by the Committee, with respect to such Award, are to be measured.  Except as provided in Sections 8.1, 9.2 and 10.2, a Performance Period may be a year or a longer or shorter period.

2.35         “Performance Unit” means an Award under the Plan that is (a) a bonus consisting of cash or other property, the amount or value of which, and/or the entitlement to which, is conditioned upon the attainment of Performance Goals, or (b) a unit valued by reference to a designated amount of cash or property other than Shares.

2.36         “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.37         “Plan” has the meaning set forth in Section 1.1.  If the Plan is amended, the term “Plan” shall mean the Plan as so amended.

2.38         “Restricted Stock” means any Share issued as an Award under the Plan that is subject to Restrictions.

2.39         “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive a Share, conditioned on the satisfaction of Restrictions imposed by the Committee, which Restrictions may be time-based or performance-based.

2.40         “Restriction” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right except as otherwise allowed under the Plan or as specified in the Award Agreement, and (b) such other restrictions as the Committee may impose in the Award Agreement (including, without limitation, any restriction on the right to vote such Share, and the right to receive any dividends or dividend equivalents).  Restrictions may be based on the passage of time or the satisfaction of performance criteria (including Performance Goals) or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon such conditions and at such time or times, in installments or otherwise, as the Committee shall specify.  Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.

2.41         “Retirement” means, unless otherwise defined in an Award Agreement in which case such definition shall apply, a Termination of Affiliation, other than a Termination of Affiliation for cause, on or after reaching age fifty-nine and one-half (59-1/2).

2.42         “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act.

2.43         “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.44         “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.45         “Service Award” means an Award of Shares delivered automatically to an individual pursuant to Section 13 in recognition of his or her service.

2.46         “Share” means a share of the Common Stock.

2.47         “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount equal to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date, over (b) the Strike Price.

2.48         “Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the Award Agreement.

2.49         “Subsidiary” means, except as provided in Section 6.5 with respect to an ISO, an Affiliate controlled by the Company directly, or indirectly, through one or more intermediaries.

2.50         “Substitute Award” means an Award granted under the Plan in substitution for stock or stock based awards (“Acquired Entity Awards”) held by current and former employees or former non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company, a Subsidiary or a Joint Venture, or the acquisition by the Company, an Affiliate, or a Joint Venture, of property or stock of, or other ownership interest in, the Acquired Entity immediately prior to such merger, consolidation or acquisition (“Acquisition Date”) as agreed to by the parties to such corporate transaction and as may be set forth in the definitive purchase agreement.  The limitations of Sections 4.1 and 4.3 on the number of Shares reserved or available for grants, and the limitations under Sections 6.3 and 7.3 with respect to Option Prices and Strike Prices, shall not apply to Substitute Awards.  Any issuance of a Substitute Award which relates to an Option or a SAR shall be completed in conformity with the rules under Code Section 409A relating to the substitutions and assumptions of stock rights by reason of a corporate transaction.

2.51         “Term” means the period beginning on the Grant Date of an Option, or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.

2.52         “Termination of Affiliation” or similar phrase or concept (e.g., cessation of employment, separation from service, termination of employment, etc.) means, the first day on which an individual is for any reason no longer providing services to an Employer in the capacity of an employee or consultant or, with respect to an individual who is an employee of or a consultant to a Subsidiary or a Joint Venture, the first day on which such entity ceases to be a Subsidiary or a Joint Venture of the Company as applicable; provided, however, (i) where such term, phrase or concept is otherwise defined or used in an Award Agreement, such definition shall apply, or (ii) with respect to an Award subject to Code Section 409A where an applicable payment event is the Termination of Affiliation or similar term, such definition shall have the same meaning as a “separation from service” under Code section 409A(a)(2)(A)(i).

2.53         “Year” means the fiscal year of the Company.  As of the Effective Date, the Company’s fiscal year is the calendar year.

Section 3.
Administration

3.1                                 Committee.

(a)           Subject to Section 3.2, the Plan shall be administered by a committee (the “Committee”), the members of which shall be appointed by the Board from time to time and may be removed by the Board from time to time.  Unless the Board otherwise specifies, the Compensation Committee of the Board shall be the Committee.  To the extent the Board considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Code Section 162(m) and “outside directors” under Rule 16b-3.  The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to qualify for an exemption from Section 16(b) of the Exchange Act.

(b)           Subject to applicable law, the Committee may delegate to the Chief Executive Officer or Chief Financial Officer of the Company any or all of the authority of the Committee with respect to Awards to Grantees, other than Grantees for whom (i) the Committee desires the Award to qualify for an exemption from Section 16(b) of the Exchange Act as in effect at the time any such delegated authority is exercised or (ii) the Committee determines could be a Covered Employee at any time during the term of the Award.

3.2                                 Powers of the Committee.  Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

(a)           to determine when, to whom and in what types and amounts Awards (including Substitute Awards) should be granted;

(b)           to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award;

(c)           to determine, as to all or part of any Award as to any Grantee, at the time the Award is granted or thereafter, that the exercisability or vesting of an Award shall be accelerated upon a Grantee’s death, disability, retirement, Change in Control, or Termination of Affiliation following a Change in Control, to determine that Awards shall continue to become exercisable or vested in full or in installments after Termination of Affiliation, to extend the period for exercise of Options or SARs following Termination of Affiliation (but not beyond ten (10) years from the Grant Date of the Option or SAR) or to provide that any Restricted Stock Award, Restricted Stock Unit Award, Performance Unit Award or Service Award shall in whole or in part not be forfeited upon Grantee’s death, disability, retirement, Change in Control or Termination of Affiliation following a Change in Control, provided the Committee shall consider potential tax consequences in making any such determinations or taking any such actions;

(d)           to determine the benefit payable under any Performance Unit or Dividend Equivalent, and to determine whether any performance or vesting conditions have been satisfied;

(e)           to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(f)            to determine, with respect to Restricted Stock, whether to permit or require the payment of cash dividends thereon, and whether Restricted Stock (including Restricted Stock acquired upon the exercise of an Option) shall be held in escrow or other custodial arrangement;

(g)           to determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property;

(h)           to determine whether, to what extent, and under what circumstances an Award may be vested, canceled, forfeited or surrendered, or, in connection with a Grantee’s death, disability, retirement, Change in Control, or Termination of Affiliation following a Change in Control, whether and to what extent any terms of, or restrictions on, an Award may be waived or accelerated (including the acceleration of the exercisability of, or waiver of all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time) or to extend the period subsequent to the Termination of Affiliation within which an Award may be exercised;

(i)            to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award (other than with respect to an Option or a SAR for which no additional deferral opportunity beyond the deferral inherent in such Option or SAR is permitted under this Plan) will be deferred, either at the election of the Grantee, or, if and to the extent specified in the Award Agreement, automatically or at the election of the Committee (whether to limit loss of deductions pursuant to Code Section 162(m) or otherwise), and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Sections 162(m), 409A or otherwise, for the period between the Exercise Date, the date Restrictions Lapse, or the maturity of an Award, as applicable, and the date of payment or settlement of the Award;

(j)            to grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of an Employer, provided that any such replacement grant that would be considered a repricing shall be subject to shareholder approval;

(k)           to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l)            to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m)          with the consent of the Grantee, to amend any Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment (i) that, in the Committee’s determination, does not materially adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n)           to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the amount or percentage of Awards which may from time to time be exercised by a Grantee, and including requiring the Grantee to enter into restrictive covenants;

(o)           without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(p)           to make such adjustments or modifications to Awards or to adopt such sub-plans for Eligible Persons working outside of the United States as are advisable to fulfill the purposes of the Plan;

(q)           to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan, and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(r)            to cause the forfeiture of any Award or recover any Shares, cash or other property attributable to an Award for violations of any Company ethics policy or pursuant to any Company compensation clawback policy;

(s)           to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan; and

(t)            in addition to the delegation authority in Section 3.1(b), to delegate to officers or managers of the Company, any Affiliate or any Joint Venture, the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan (subject to Section 4.3); provided that actions required to permit Awards to Section 16 Persons to qualify for an exemption from Section 16(b) of the Exchange Act shall not be delegated and provided further that actions required to be taken by the Committee to permit an Award to qualify for the Performance-Based Exception shall not be delegated.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, any Joint Venture, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action.  If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

Unless otherwise expressly provided in the Plan, all determinations, designations, interpretations, and other decisions of the Committee shall be final, conclusive and binding upon all Persons, including the Company, any Grantee, any Eligible Person, any stockholder, and any employee of the Company, or any Affiliate or Joint Venture.  All determinations of the Committee shall be made only if there is a quorum for Committee action and by a majority of Committee members present, but no less than two members; provided that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.

Section 4.
Shares Subject to the Plan, Maximum Awards and 162(m) Compliance

4.1                                 Number of Shares Available for Grants.

Subject to adjustment as provided in Section 4.2, the number of Shares reserved for delivery under the Plan shall be the sum of (a) four million (4,000,000), plus (b) the number of remaining Shares under the 1995 Plan (not subject to outstanding Awards under the 1995 Plan and not delivered out of the Shares reserved thereunder) as of the date of the initial stockholder approval of this Plan, plus (c) the number of Shares that became available under the 1995 Plan after the date of the initial stockholder approval of this Plan pursuant to forfeiture, termination, lapse or satisfaction of an Award in cash or property other than Shares, application as payment for an Award, or, except with respect to Restricted Stock, to satisfy tax withholding, plus (d) any Shares required to satisfy Substitute Awards (the sum of (a), (b), (c) and (d), the “Maximum Share Limit”).  The Shares may be divided among the various Awards eligible to be granted under the Plan as the Committee shall determine; provided, however, the maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be the Maximum Share Limit.

If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates or lapses without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination, or lapse shall again be available for grant under the Plan.  If a SAR is settled in Shares, only the number of Shares delivered in settlement of a SAR shall cease to be available for grant under the Plan, regardless of the number of Shares with respect to which the SAR was exercised.  If any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award (including the withholding of Shares on the exercise of a SAR that is settled in Shares) or, except with respect to Shares of Restricted Stock, the withholding or payment of taxes related thereto, such Shares shall again be available for grant under the Plan.

The Committee shall, from time to time, determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan.

Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2                                 Adjustments in Authorized Shares and Awards.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, special cash dividend, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, as necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately and equitably substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kinds of Shares subject to outstanding Awards, the Option Price or Strike Price applicable to outstanding Awards, the annual individual limitations set forth below in Section 4.3(b), and other value determinations applicable to outstanding Awards; provided, in each case, that with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to violate Section 424(a) of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

4.3                                 Compliance With Code Section 162(m).

(a)           Section 162(m) Compliance.  To the extent the Committee determines that compliance with the Performance-Based Exception is desirable with respect to an Award (including Annual Incentive Awards under Article 13), this section 4.3(a) shall apply.  In the event that changes are made to Code Section 162(m) to permit flexibility with respect to the Award or Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b)           Annual Individual Limitations.  No Grantee may be granted Awards of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Units (or any other Award which is denominated in Shares) with respect to a number of Shares in any one calendar year which, when added to the Shares subject to any other Award denominated in Shares granted to such Grantee in the same calendar year shall exceed

Eight Hundred Thousand (800,000) Shares.  If an Award denominated in Shares is cancelled, the cancelled Award continues to count against the maximum number of Shares for which an Award denominated in Shares may be granted to a Grantee in any calendar year.  The Share limit shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2.  No Grantee may be granted cash Annual Incentive Awards or other cash Awards in any one calendar year, the maximum payout for which, when added to the maximum payout for all other cash Awards granted to such Grantee in the same calendar year, shall exceed 600% of the Grantee’s annual base salary (up to a maximum of $2,000,000 of base salary) as of the first day of such calendar year (or, if later, as of the date on which the Grantee becomes an employee of the Company, a Subsidiary or a Joint Venture); provided, however, that if the Performance Period applicable to a Performance Unit exceeds twelve months, the 600% limit shall apply to each 12-month period in the Performance Period.

4.4                                 Performance-Based Exception Under Section 162(m).

(a)                                  Performance Measures.  Unless and until the Company’s stockholders approve a change in the general Performance Measures set forth in this Section 4.4, for Awards (other than Options or SARs) designed to qualify for the Performance-Based Exception, objective performance criteria shall be one or more of the following (each a “Performance Measure”), which may be measured either in the aggregate or on per Share basis:

(i)            Earnings measures, including net earnings on either a LIFO, FIFO or other basis;

(ii)           Operating measures, including operating income, operating earnings or operating margin;

(iii)          Income or loss measures, including net income or net loss;

(iv)          Cash flow measures, including cash flow or free cash flow;

(v)           Revenue measures;

(vi)          Reductions in expense measures;

(vii)         Operating and maintenance cost management and employee productivity measures;

(viii)        Company return measures, including return on assets, investments, equity, or sales;

(ix)           Growth or rate of growth of any of the Performance Measures set forth herein;

(x)            Share price (including attainment of a specified per-Share price during the Performance Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(xi)           Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business expansion targets, project milestones, production volume levels and cost targets;

(xii)          Accomplishment of, or goals related to, mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; or

(xiii)         Achievement of business or operational goals such as market share, business development and/or customer objectives;

provided that applicable Performance Measures may be applied on a pre- or post-tax basis; may be established and measured on a Company-wide basis, on a subsidiary basis, business unit or units basis or other Company division or segment basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other grants, within the allowable adjustment period set forth below in Section 4.4(c), provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

(b)                                 Flexibility as to Timing, Weighting, Applicable Business Unit.  For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Goals within the time period prescribed by Section 162(m) of the Code.  The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, a set positive result, maintenance of the status quo, a set decrease or a set negative result.  Performance Measures may differ for Awards to different Grantees.  The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award.  Any one or more of the Performance Measures may apply to a Grantee, to the Company as a whole, to one or more Affiliates or to a department, unit, division or function within the Company, within any one or more Affiliates or any one or more Joint Ventures, and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

(c)                                  Discretion to Adjust.  The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that any such adjustments must be determined prior to the end of the Performance Period and that the degree of attainment of Awards which are designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception) be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward prior to the end of the Performance Period.  The Committee may not, unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception.  All determinations by the Committee as to the achievement of the Performance Measure(s) shall be certified in writing prior to payment of the Award.

(d)           Alteration of Performance Measures.  In the event that applicable laws allow an Award to qualify for the Performance-Based Exception even if the Committee alters the governing Performance Measures without obtaining stockholder approval, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Section 5.
Eligibility and General Conditions of Awards

5.1                                 Eligibility.  The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, eligibility to receive Annual Incentive Awards shall be in accordance with Section 12 and eligibility to receive Service Awards shall be in accordance with Section 13.

5.2                                 Award Agreement.  To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3                                 General Terms and Termination of Affiliation.  Except as provided in an Award Agreement or as otherwise determined by the Committee, all Options or SARs that have not been exercised, or any other Awards that remain subject to a Restriction or that have outstanding Performance Periods, or (in the case of Service Awards) that have not been granted, shall be cancelled and forfeited to the Company upon a Termination of Affiliation.  If Dividend Equivalents have been credited with respect to any Award or dividends have accrued on Restricted Stock, and such Award (in whole or in part) is forfeited, all Dividend Equivalents or dividends credited or accrued in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company.

5.4                                 Nontransferability of Awards.

(a)           Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.

(b)           No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock, to the Company), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, any Affiliate or any Joint Venture; provided that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)           Notwithstanding subsections (a) and (b) above, to the extent allowed by the Committee or as may be provided in the Award Agreement, an Award (other than an Incentive Stock Option) may be transferred, without consideration other than nominal consideration, to a Permitted Transferee.  For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent of the voting interests.  Such Award may be exercised by such transferee in accordance with the terms of such Award.  If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee and to receive any distribution with respect to any Award upon the death of the Grantee.  A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to any restrictions or limitations in the Plan or in any applicable Award Agreement, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d)           Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.

5.5                                 Cancellation and Rescission of Awards; Clawback Policy.  Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is in violation of any restrictive covenant or other agreement with the Company, an Affiliate or a Joint Venture, or has a Termination of Affiliation.  All Awards granted under this Plan, any property, including Shares, received in connection with any exercise or vesting of, or lapse of Restriction on, any Awards, and any proceeds received from the disposition of any such property, shall be subject to any clawback policy adopted, and amended from time to time, by the Committee.

5.6                                 Stand-Alone, Tandem and Substitute Awards.

Subject to any limitation as set forth in Section 2.50, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award or benefit granted by an Employer under any other plan, program, arrangement, contract or agreement (a “Non-Plan Award”); provided that if the stand-alone, tandem or substitute Award is intended to qualify for the Performance-Based Exception, it must separately satisfy the requirements of the Performance-Based Exception.  If an Award is granted in substitution for another Award or any Non-Plan Award, the Committee shall require the surrender of such other Award or Non-Plan Award as consideration for the grant of the new Award.  Awards granted in addition to or in tandem with other Awards or Non-Plan Awards may be granted either at the same time as or at a different time from the grant of such other Awards or Non-Plan Awards.

The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan.

5.7                                 Deferral of Award Payouts.  The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due under the Award Agreement pursuant to the lapse or waiver of Restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures governing such deferrals that are in accordance with the Plan and Code Section 409A. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.  No deferral shall be permitted with respect to an Option unless, the deferral only defers the recognition of income until the later of (i) the exercise or disposition of the option under Treasury Regulation section 1.83-7 or (ii) the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested under Treasury Regulation section 1.83-3(b).  No deferral shall be permitted with respect to a SAR other than the deferral of recognition of income until the exercise of the SAR.

5.8                                 Exercise by Non-Grantee.  If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by documentation as may reasonably be required by the Committee, including evidence of the authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any death taxes payable with respect to such Shares have been paid or provided for.

5.9                                 No Cash Consideration for Awards.  Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

5.10                           No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

5.11                           Tax Obligations.  No Award shall be settled, whether in cash or Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Committee.

Section 6.
Stock Options

6.1                                 Grant of Options.

(a)           Committee Grant.  Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

(b)           Option Election.  In addition, if and to the extent permitted by the Committee, an Eligible Person may elect (an “Option Election”) at such times and in accordance with such rules and procedures adopted by the Committee, to receive all or any portion of his salary and/or bonus (including any cash Award payable under this Plan) in the form of an Award of Options (which the Committee shall duly grant) having a fair market value (as determined by the Committee using a Black Scholes option pricing model or similar option pricing model, applied on the basis of such risk-free interest rate, expected option life, volatility, average stock price, and other applicable parameters, or formula therefor, as the Committee in its sole discretion deems appropriate) equal to the amount of salary and/or bonus subject to such Option Election.

6.2                                 Award Agreement.  Each Option shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term (ten (10) years from its Grant Date unless a longer or shorter term is specified in the Award Agreement), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

6.3                                 Option Price.  The Option Price shall be determined by the Committee; provided, however, that except with respect to Substitute Options, the Option Price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided that if the Committee so determines, in the case of any Option retroactively granted in tandem with or in substitution for another Award or any outstanding Award granted under any other plan of the Company, the purchase price per Share shall not be less than the purchase price on the Grant Date of such other Award or award under another Company plan.

6.4                                 Repriced Options Subject to Stockholder Approval.  The Committee may grant Options in replacement of Options previously granted under this Plan or any other compensation plan of an Employer, for such purposes and on such terms (including Option Price) as it deems appropriate, subject to stockholder approval if such grant would be deemed to be a repricing under the rules of the New York Stock Exchange.

6.5                                 Grant of Incentive Stock Options.  At the time of the grant of any Option, the Committee may, in its discretion, designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option.  Any Option designated as an Incentive Stock Option:

(a)           shall not be granted more than ten (10) years after the Effective Date;

(b)           shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below);

(c)           shall have an Option Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code), possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(d)           shall have an Option Term of not more than ten (10) years (five years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(e)           shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(f)            shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”), would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(g)           shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within 10 days of such a Disqualifying Disposition;

(h)           shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution, and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan, in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(i)            shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.6                                 Method of Option Exercise.

(a)           Except as may otherwise be provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date (or such other date as may be permitted in writing by the Secretary of the Company):

(i)            cash, personal check or wire transfer;

(ii)           with the approval of the Committee, Shares valued at their Fair Market Value on the Exercise Date (including, in lieu of actually surrendering to the Company a number of Shares then owned by the Grantee, the Company may, in its discretion, permit the Grantee to submit to the Company a statement affirming ownership by the Grantee of such number of Shares and request that such Shares, although not actually surrendered, be deemed to have been surrendered by the Grantee as payment of the exercise price);

(iii)          subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes-Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise;

(iv)          with the approval of the Committee, for any Nonqualified Stock Option, by a “net exercise” arrangement pursuant to which the Company will not require a payment of the Option Price but will reduce the number of Shares upon the exercise by the largest number of whole Shares that has a Fair Market Value on the date of exercise that does not exceed the aggregate Option Price; or

(v)           Any combination of (i) through (iv) above.

(b)                                 The Committee may in its discretion and subject to applicable tax laws including Section 409A, specify that, if any Shares of Restricted Stock (“Tendered Restricted Shares”) are used to pay the Option Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the Exercise Date, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the Exercise Date.

(c)           At the discretion of the Committee and subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes-Oxley Act of 2002), the Company may loan a Grantee all or any portion of the amount payable by the Grantee to the Company upon exercise of the Option.

6.7           Shareholder Privileges.  No Grantee or Permitted Transferee shall have any rights as a shareholder with respect to any Shares covered by an Option until the Grantee/Permitted Transferee becomes the holder of record of such Shares, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Grantee/Permitted Transferee becomes the holder of record of such Shares, except as provided in Section 4.2.

Section 7.
Stock Appreciation Rights

7.1           Grant of SARs.  Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan.  SARs may, but need not, be granted in connection with a specific Option.  Any SAR related to a Non-Qualified Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, but in no event may the Strike Price of a SAR granted related to a Non-Qualified Option be less than the Option Price of the related Non-Qualified Option.  Any SAR related to an Incentive Stock Option must be granted at the same time such Option is granted.  The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.  In no event may the compensation payable under a SAR be greater than the excess of the Fair Market Value of the Share on the date the SAR is exercised over the Fair Market Value of the Share on the date of grant of the SAR.  The stock appreciation right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the stock appreciation right.

7.2           Award Agreements.  Each SAR shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.  Unless otherwise provided in the Award Agreement, (a) no SAR grant shall have a Term of more than ten (10) years from the date of grant of the SAR, and (b) SARs granted in tandem with Options shall vest at the same time and in the same proportions as the underlying Options.

7.3           Strike Price.  The Strike Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Strike Price shall not be less than the lesser of 100% of the Fair Market Value of a Share on the Grant Date of the SAR or the Option Price under the Non-Qualified Option to which the SAR relates.

7.4           Exercise and Payment.  Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised.  Payments made in connection with the exercise of a SAR shall be made on or as soon as administratively practicable following the exercise date.  No payment of a SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 16.1(a) or otherwise. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

7.5           Grant Limitations.  The Committee may at any time impose any other limitations upon the exercise of SARs which it deems necessary or desirable in order for the Grant to qualify for an exemption from Section 16(b) of the Exchange Act, an exemption from Code Section 162(m) or to achieve any other desirable tax results for the Grantee or the Company.

Section 8.
Performance Units

8.1           Grant of Performance Units.  Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.  Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.  If entitlement to Performance Units is conditioned upon the attainment of Performance Goals in a Performance Period, the Performance Period will not be less than one year.

8.2           Value/Performance Goals.  The Committee shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period.  To the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, all Performance Goals shall be objective, and shall be based on Performance Measures.

8.3           Earning of Performance Units.  After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the performance level attained with respect to Performance Goals set by the Committee and as described in Section 8.2.  If the Performance Unit Award is intended to comply with the Performance-Based Exception, the Committee shall certify the level of attainment of the Performance Goals in writing before the Award is settled.  At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares, Restricted Stock, or Restricted Stock Units.

8.4           Adjustment on Change of Position.  If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance

Period are no longer appropriate, (taking into account the desirability of satisfying the Performance-Based Exception), the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

8.5                                 Crediting of Dividend Equivalents.  At the discretion of the Committee, a Grantee may be entitled to receive Dividend Equivalents declared with respect to any Shares underlying any Performance Units.  To the extent such Dividend Equivalents are eligible to be received, at the discretion of the Committee and as set forth in the Award Agreement, such accrued Dividend Equivalents may be credited in the form of additional property (including additional Performance Units), having a value not to exceed the aggregate value of such Dividend Equivalents on the payment date of the related dividends, or credited into a notional deferred cash account, which may or may not accrue interest.  Any additional amounts or property attributable to the payment of Dividend Equivalents as provided herein shall be subject to the same restrictions and other terms as apply to the Performance Units with respect to which such Dividend Equivalents are credited and in no event will the payment of such property or deferred cash be made before the underlying Performance Units are payable.

Section 9.
Restricted Stock

9.1                                 Grant of Restricted Stock.  Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.

9.2                                 Award Agreement.  Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions as the Committee shall determine.  The Committee may impose such Restrictions on any Restricted Stock, including time-based Restrictions, Restrictions based upon the achievement of specific performance goals, time-based Restrictions following the achievement of specific performance goals, and/or restrictions under applicable securities laws; provided that any time-based Restrictions (other than time-based Restrictions following the achievement of specific performance goals) shall remain in effect (in whole or in part) at least until the third anniversary of the Grant Date, except as may otherwise be provided in an Award Agreement for accelerated vesting in the event of death, disability, retirement, Change in Control or a Termination of Affiliation following a Change in Control.  In the case of Restricted Stock awarded based on performance in a Performance Period, the Performance Period will be no less than one year.

9.3                                 Consideration for Restricted Stock.  The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Stock.

9.4                                 Effect of Forfeiture.  If Restricted Stock is forfeited, and if the Grantee paid for such Restricted Stock or acquired such Restricted Stock upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Stock or the exercise price of the Option, as applicable, or (y) the Fair Market Value of a Share on the date of such forfeiture.  The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical.  Such Restricted Stock shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.

9.5                                 Escrow; Legends.  The Committee may provide that the evidence of ownership of Shares of Restricted Stock (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow or other custodial arrangement by the Secretary of the Company until such Restricted Stock becomes nonforfeitable or is forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan.  If any Restricted Stock becomes nonforfeitable, the Company shall cause certificates (or other evidence of ownership) for such Shares to be delivered without such legend or shall cause a release of restrictions on a book entry account maintained by the Company’s transfer agent.

9.6           Stockholder Rights in Restricted Stock.  Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement.  Unless otherwise provided in an Award Agreement, any cash dividends paid with respect to Shares of Restricted Stock will automatically be deferred and reinvested in additional Shares of Restricted Stock and any cash dividends or stock dividends paid with respect to Restricted Stock shall be subject to the same restrictions and other terms as apply to the Shares of Restricted Stock with respect to which such dividends are issued.  The Committee may in its discretion provide for payment of interest on deferred cash dividends.  Notwithstanding any of the foregoing, in no event may any cash dividends or stock dividends paid with respect to Restricted Stock be paid to the Grantee earlier than the date the underlying Shares of Restricted Stock become vested.

Section 10.
Restricted Stock Units

10.1                           Grant of Restricted Stock Units.  Subject to and consistent with the provisions of the Plan and Code Sections 409A(a)(2), (3) and (4), the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine.  A Grantee shall have no voting rights in Restricted Stock Units.

10.2                           Award Agreement.  Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan and Code Section 409A.  The Committee may impose such Restrictions on Restricted Stock Units, including time-based Restrictions, Restrictions based on the achievement of specific performance goals, time-based Restrictions following the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or restrictions under applicable securities laws; provided that any time-based restrictions (other than time-based Restrictions following the achievement of specific performance goals) shall remain in effect (in whole or in part) at least until the third anniversary of the Grant Date, except as may otherwise be provided in an Award Agreement for accelerated vesting in the event of death, disability, retirement, Change in Control or a Termination of Affiliation following a Change in Control.  In the case of Restricted Stock Units awarded based on performance in a Performance Period, the Performance Period will not be less than one year.

10.3                           Crediting Restricted Stock Units.  The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units.  Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units.  RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts.  The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.

(a)           Crediting of Dividend Equivalents.  Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions are made with respect to Shares, Dividend Equivalents shall be credited to RSU Accounts on all Restricted Stock Units credited thereto, as of the record date for such dividend or distribution.  Such Dividend Equivalents shall be credited to the RSU Account either (i) in the form of additional Restricted Stock Units (in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution) or (ii) deferred cash.  Any additional RSUs or deferred cash amounts shall be subject to the same restrictions and other terms as apply to the RSUs with respect to which such Dividend Equivalents are credited and in no event will the payment of such property or deferred cash be made before the underlying RSUs are payable.

(b)           Settlement of RSU Accounts.  The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit.  Subject to any deferral election made by the Grantee or the terms of any Award Agreement providing for a deferral of settlement of Shares underlying the Restricted Stock Units or alternative settlement date, the “Settlement Date” for all Restricted Stock Units credited to a Grantee’s RSU Account and that otherwise have not been forfeited shall be the earlier of (i) when Restrictions applicable to an Award of Restricted Stock Units have lapsed, or (ii) as soon as administratively practical following the Grantee’s death, disability, retirement, Change in Control or Termination of Affiliation following a Change in Control; provided, however, to the extent an RSU is subject to Code Section 409A, no settlement shall be made on account of a disability unless such disability meets the definition of “disability” as defined in Code Section 409A(a)(2)(C)(i)), and no settlement shall be made on account of a retirement or

Termination of Affiliation unless such retirement or Termination of Affiliation constitutes a “separation from service” (as provided in Code Section 409A(a)(2)(A)(i)).

Section 11.
Deferred Stock

11.1         Grant of Deferred Stock.  Subject to and consistent with the provisions of the Plan and Code Sections 409A(a)(2), (3), and (4), the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine, including grants at the election of a Grantee to convert Shares to be acquired upon lapse of restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock.  A Grantee shall have no voting rights in Deferred Stock.

11.2         Award Agreement.  Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the date such Shares of Deferred Stock shall be settled and such other provisions as the Board shall determine that are in accordance with the Plan and Code Section 409A.

11.3         Deferred Stock Elections.

(a)           Making of Deferral Elections.  If and to the extent permitted by the Committee, an Eligible Person may elect (a “Deferral Election”) at such times and in accordance with rules and procedures adopted by the Committee (which shall comport with Code Section 409A), to receive all or any portion of his salary and/or bonus (including any cash or Share Award payable under this Plan) in the form of a number of shares of Deferred Stock equal to the quotient of the amount of salary and/or cash bonus or other Award to be paid in the form of Deferred Stock divided by the Fair Market Value of a Share on the date such salary or bonus or other Award would otherwise be paid in cash.  The Grant Date for an Award of Deferred Stock made pursuant to a Deferral Election shall be the date the Deferrable Amount subject to a Deferral Election would otherwise have been paid to the Grantee in cash or Shares.

(b)           Timing of Deferral Elections.  An initial Deferral Election must be filed with the Controller of the Company no later than December 31 of the year preceding the calendar year in which the amounts subject to the Deferral Election would otherwise be earned, subject to such restrictions and advance filing requirements as the Company may impose.  A Deferral Election shall be irrevocable as of the filing deadline.  Each Deferral Election shall remain in effect with respect to subsequently earned amounts unless the Eligible Person revokes or changes such Deferral Election.  Any such revocation or change shall have prospective application only.

11.4         Deferral Account.

(a)           Establishment of Deferral Accounts.  The Company shall establish an account (“Deferral Account”) on its books for each Eligible Person who receives a grant of Deferred Stock or makes a Deferral Election.  Deferred Stock shall be credited to the Grantee’s Deferral Account as of the Grant Date of such Deferred Stock.  Deferral

Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts.  The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded, unsecured obligation of the Company.

(b)           Crediting of Dividend Equivalents.  Except as otherwise provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution.  Such Dividend Equivalents shall be credited to the Deferral Account either (i) in the form of additional Deferred Stock (in a number determined by dividing the aggregate value of such Dividend Equivalents by the Fair Market Value of a Share at the payment date of such dividend or distribution) or (ii) deferred cash.  Any additional Deferred Stock or deferred cash amounts shall be subject to the same restrictions and other terms as apply to the Shares with respect to which such Dividend Equivalents are credited and in no event will the payment of such property or deferred cash be made before the underlying Shares are payable.

(c)           Settlement of Deferral Accounts.  The Company shall settle a Deferral Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary or estate, as applicable) a number of Shares equal to the whole number of Shares of Deferred Stock then credited to the Grantee’s Deferral Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares of Deferred Stock remaining in the Deferral Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Share.  The “Settlement Date” for all Deferred Stock credited to a Grantee’s Deferral Account shall be determined in accordance with Code Section 409A.

Section 12.
Annual Incentive Awards

12.1                           Annual Incentive Awards.  Subject to and consistent with the provisions of the Plan, Annual Incentive Awards may be granted to any Eligible Person in accordance with this Section 12.  The Committee shall from time to time designate the individuals eligible to be granted an Annual Incentive Award for a Year.  The Performance Goals for a Year must be established in writing not later than ninety (90) days after the commencement of the Performance Period and the outcome must be substantially uncertain at the time the Performance Goals are established.  Notwithstanding the preceding sentence, with respect to Covered Employees who are designated as eligible to be granted an Annual Incentive Award for such Year in accordance with this Section 12, such designation shall be made not later than ninety (90) days after the commencement of such Year or, in the case of a Covered Employee who becomes eligible for an Annual Incentive Award due to being hired or promoted during the Year, such designation shall not be made after more than 25% of the portion of the Year remaining (after such hiring or promotion) has elapsed.  The Committee may designate an Eligible Person as eligible for a full Year or for a period of less than a full Year.  An Eligible Person who, for any reason, is designated as eligible to be granted an Annual Incentive Award for a Year after the Performance Goals for the Year have been set shall only be eligible to defer a portion of the Annual Incentive Award in accordance with applicable guidance under Section 409A of the Code.  The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement, which shall contain such terms not inconsistent with the Plan as the Committee shall determine.  The Committee may designate an Eligible Person as eligible for a full Year or for a period of less than a full Year.  The opportunity to be granted an Annual Incentive Award shall be evidenced by an Award Agreement, which shall specify the individual’s Bonus Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.

12.2                           Determination of Amount of Annual Incentive Awards.

(a)                                  Aggregate Maximum.  The Committee may establish guidelines as to the maximum aggregate amount of Annual Incentive Awards payable for any year.

(b)                                 Establishment of Performance Goals and Bonus Opportunities.  Within the first ninety (90) days of each Year, the Committee shall establish Performance Goals for the Year (which may be the same or different for some or all Eligible Persons) and shall establish the threshold, target and maximum Bonus Opportunity for each Participant for the attainment of specified threshold, target and maximum Performance Goals.  Performance Goals and Bonus Opportunities may be weighted for different factors and measures as the Committee shall determine.

(c)                                  Committee Certification and Determination of Amount of Annual Incentive Award.  The Committee shall determine and certify in writing the degree of attainment of Performance Goals as soon as administratively practicable after the end of each Year but not later than ninety (90) days after the end of such Year.  The Committee shall determine an individual’s maximum Annual Incentive Award based on the level of attainment of the Performance Goals (as certified by the Committee) and the individual’s Bonus Opportunity.  The Committee reserves the discretion to reduce (but not below zero) the amount of an individual’s Annual Incentive Award below the maximum Annual Incentive Award; provided, however, that any such reduction must be determined prior to the end of the Year for which such Annual Incentive Award relates.  The determination of the Committee to reduce (or not pay) an individual’s Annual Incentive Award for a Year shall not affect the maximum Annual Incentive Award payable to any other individual.  No Annual Incentive Award shall be payable to an individual unless at least the threshold Performance Goal is attained.

(d)                                 Termination of Affiliation.  If an individual has a Termination of Affiliation during the Year, the Committee may authorize the payment of an Annual Incentive Award to such individual, and in the absence of such authorization, the individual shall receive no Annual Incentive Award for such Year.

12.3                           Time of Payment of Annual Incentive Awards.  Annual Incentive Awards shall be paid as soon as administratively practicable after the Committee certifies the degree of attainment of the Performance Goals and determines the amount of the Annual Incentive Award, but not later than 2 ½ months following the end of the Year to which the Annual Incentive Award pertains.

12.4                           Form of Payment of Annual Incentive Awards.  An individual’s Annual Incentive Award for a Year shall be paid in cash, Shares, Restricted Stock, Options, or any other form of Award or any combination thereof as is provided in the Award Agreement.  The Committee may provide in an Award Agreement that payment of an Annual Incentive Award may be deferred in accordance with any rules or procedures that may be established by the Committee from time to time, either before or after the decision or election to defer is made.

Section 13.

Service Awards

13.1                           Service Awards.  Subject to and consistent with the provisions of the Plan, Service Awards shall be granted in accordance with this Section 13.

13.2                           Definitions.  For purposes of this Section 13, the following terms have the meaning set forth below:

(a)                                  “Anniversary Date” means the 12-month anniversary of an individual’s Hire Date.

(b)                                 “Five-Year Anniversary Date” means each Anniversary Date as of which an individual’s number of years of service is a whole number that is a multiple of five.

(c)                                  “Hire Date” means the date an individual first performed services as an employee for the Company, for an entity that is a Designated Subsidiary (as defined in Section 13.6), or (except as provided in Section 13.4(c)) for Kansas City Southern Industries, Inc. or its successor (“KCSI”); provided, however, that the Chief Executive Officer of the Company (or the Committee with respect to Section 16 Persons) can determine that the Hire Date shall be the date an individual first performs service for an entity that later becomes a Designated Subsidiary.

(d)                                 “Quarter End” means the last day of the calendar quarter in which (or on which) occurs a Five-Year Anniversary Date with respect to an Eligible Person.

13.3                           Granting of Service Awards.                                      Each Eligible Person who is an employee of the Company or a Designated Subsidiary shall (subject to Committee approval in the case of a Section 16 Person) be granted a Service Award as of the Quarter End for the calendar quarter in which each Five-Year Anniversary Date occurs; provided that such Eligible Person (a) is an employee of the Company or a Designated Subsidiary on such Quarter End, or (b) died or had a Termination of Affiliation on account of disability or Retirement on or after the Eligible Person’s relevant Five-Year Anniversary Date and prior to such Quarter End.  The number of Shares to be delivered in satisfaction of the Service Award shall be determined under the following table:

Years of Service	Shares to Be Awarded

5	5
10	10
15	15
20	20
25	25
30	30
35	35
40	40
45	45
50	50

For five year increment anniversaries above fifty years of service, the number of Shares awarded shall, as shown above, equal the number of years of service.

13.4                           Determination of Years of Service.  An employee of the Company or a Designated Subsidiary shall be credited with one year of service for each 12-month period of continuous full time employment (regularly employed more than 20 hours per week) with the Company or a Designated Subsidiary or, except as provided in Section 13.4(c), with KCSI, measured from the individual’s Hire Date and anniversaries of the Hire Date, subject to the special rules set forth below:

(a)                                  If an Employee has a Termination of Affiliation and then becomes reemployed with the Company or a Designated Subsidiary within five years of such Termination of Affiliation, the Employee’s complete (but not partial) Years of Service earned prior to such Termination of Affiliation shall continue to count towards the individual’s Years of Service.  In such case, the individual’s Hire Date (for purposes of determining the date of the Five-Year Anniversary Date) shall be deemed to be the date the individual returns to employment with the Company or a Designated Subsidiary.  No credit shall be given for any partial or complete Years of Service which occurred prior to a five (5) year or more break in employment with the Company and its Designated Subsidiaries.

(b)                                 An individual’s service shall be deemed continuous throughout an approved leave of absence not exceeding one year, provided the individual returns to employment with the Company or a Designated Subsidiary for at least 30 days upon the conclusion of the approved leave of absence.  If the individual does not so return, the individual shall be deemed to have had a Termination of Affiliation at the commencement of the approved leave of absence.  Thus, any Service Award that would be delivered to an individual during an approved leave of absence shall not be delivered until the individual has completed at least 30 days of employment following the conclusion of the approved leave of absence.

(c)                                  With respect to any individual who became an employee of the Company or a Designated Subsidiary on or after October 7, 2002, service with KCSI after June 28, 2000, shall be disregarded.

The Committee shall establish rules for determining the years of service in cases not covered by the foregoing.

13.5                           Delivery of Service Awards.

(a)                                  Service Awards shall be delivered as soon as administratively practical following the applicable Quarter End, provided the individual (i) is an Eligible Person on such Quarter End, or (ii) died or had a Termination of Affiliation on account of disability (as defined by the Committee, or if not so defined, as defined in Code Section 409A(a)(2)(C)(i)) or Retirement on or after the individual’s relevant Five-Year Anniversary and prior to applicable Quarter End.  Service Awards may be accompanied by such cash payments as the Committee determines to be appropriate to reduce or eliminate the tax effect of the receipt of a Service Award by an individual.

(b)                                 All Shares issued in connection with a Service Award shall be subject to the other provisions of the Plan.

13.6                           Designation of Subsidiaries.  The Committee shall designate those Subsidiaries and Joint Ventures whose employees shall be eligible for Service Awards.  Such Subsidiaries and Joint Ventures shall be “Designated Subsidiaries” for purposes of this Section 13.  The Committee shall keep records of Designated Subsidiaries, together with any special terms and conditions applicable to participation by employees of a Designated Subsidiary.

13.7                           Committee Delegation.  The Committee hereby delegates its authority under Section 3 with respect to this Section 13 to the Chief Executive Officer of the Company; provided that the Committee’s authority with respect to Section 16 Persons is not delegated.  The Committee reserves the right to revoke this delegation in whole or in part at any time.

Section 14.

Change in Control

14.1                           Special Treatment in the Event of a Change in Control.

(a)                                  In order to maintain the Grantee’s rights in the event of any Change in Control of the Company, as hereinafter defined, the Committee, as constituted before such Change in Control, may, in its sole discretion, as to any Award, either at the time an Award is made hereunder or any time thereafter, take any one (1) or more of the following actions: (i) provide for the purchase by the Company of any such Award, upon the Grantee’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Grantee’s rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control.

(b)                                 Except where an Award Agreement or other agreement approved by the Committee to which a Grantee is a party addresses the effect of a Change in Control or

Termination of Affiliation following a Change in Control on an Award, in which case such agreement will control, in the event that within the period commencing on a Change in Control of the Company and ending on the third anniversary of the Change in Control, the Company terminates a Grantee’s employment other than for cause (as defined in the Award Agreement), there shall be an automatic acceleration of any time periods relating to the exercise or realization of any such Award (other than Service Awards) and all performance goals relating to Performance Units and/or Annual Incentive Awards shall be deemed satisfactorily completed without any action required by the Committee so that such Award may be exercised or realized in full on or before a date fixed by the Committee.  The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem in the best interests of the Company.

14.2                           Definition of Change in Control.  For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:

(a)                                  the Incumbent Directors cease for any reason to constitute at least seventy-five percent (75%) of the directors of the Company then serving;

(b)                                 any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or any majority-owned Subsidiary of the Company, or an employee benefit plan of the Company or of any majority-owned Subsidiary of the Company shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing twenty percent (20%) or more (calculated in accordance with Rule 13d-3) of the combined voting power of the Company’s then outstanding voting securities; provided, however, that a person’s becoming such a beneficial owner shall not constitute a Change in Control if such person is party to an agreement that limits the ability of such person and its affiliates (as defined in Rule 12b-2 under the Exchange Act) to obtain and exercise control over the management and policies of the Company.

(c)                                  a Reorganization Transaction is consummated, other than a Reorganization Transaction which results in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the Voting Securities of such surviving entity outstanding immediately after the Reorganization Transaction, if the voting rights of each Voting Security relative to the other Voting Securities were not altered in the Reorganization Transaction; or

(d)                                 the stockholders of the Company approve a plan of complete liquidation of the Company, other than in connection with a Reorganization Transaction.

Notwithstanding the occurrence of any of the foregoing events, (x) a Change in Control shall not occur with respect to a Grantee if, in advance of such event, the Grantee agrees in writing that such event shall not constitute a Change in Control, and (y) to the extent that any payment under the Plan is subject to Code Section 409A and an applicable payment event is a

Change in Control, in addition to satisfying the above definition of Change in Control, such Change in Control must also constitute a Change in Control under Code Section 409A.

14.3                           Definitions.  For purposes of this Section 14 and the definition of Change in Control, the following terms have the meaning set forth below:

(a)                                  “Incumbent Directors” means (i) an individual who was a member of the Board on the Effective Date; or (ii) an individual whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the Board then still in office who were members of the Board on the Effective Date; or (iii) individuals whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the Board then still in office who were elected in the manner described in (i) or (ii) above; provided that no director whose election was in connection with a proposed transaction which, if consummated, would be a Change in Control, shall be an Incumbent Director.

(b)                                 “Related Party” means (i) a majority-owned Subsidiary of the Company; or (ii) an employee or group of employees of the Company or of any majority-owned Subsidiary of the Company; or (iii) an employee benefit plan of the Company or of any majority-owned Subsidiary of the Company; or (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the voting power of Voting Securities of the Company.

(c)                                  “Reorganization Transaction” means a merger, reorganization, consolidation, or similar transaction or a sale of all or substantially all of the Company’s assets other than any such sale which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the sale.

(d)                                 “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors, but not including any other class of securities of such corporation that may have voting power by reason of the occurrence of a contingency.

Section 15.

Amendment, Modification, and Termination

15.1                           Amendment, Modification, and Termination.

(a)                                  Board Authority.  Subject to Section 15.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (i) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (ii) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval, or if such amendment, in the determination of the Board, materially increases benefits accruing to Plan participants, and (iii) any Plan amendment or termination will not accelerate the timing of any payments that constitute deferred compensation under Code Section 409A unless such acceleration of payment is permitted by Code Section 409A.

(b)                                 Delegation to Chief Executive Officer.  Notwithstanding Section 15.1(a), the authority to amend (or terminate) Section 13 (other than the schedule of Shares to be delivered as Service Awards), is hereby delegated to the Chief Executive Officer of the Company.  The Board reserves the right to revoke this delegation in whole or in part at any time.

15.2                           Awards Previously Granted.  Except as otherwise specifically permitted in the Plan (including Sections 3.2(m), 3.2(o), and 5.5 of the Plan) or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

15.3                           Pro Rata Annual Incentive.  With respect to Annual Incentive Awards and Performance Units and subject to the attainment of the established Performance Goals, in the event of a termination of the Plan or an amendment which adversely affects the computation of an award to a Participant which occurs during a Year or other applicable Performance Period, the Participant shall be entitled to receive (i) a pro rata award to the effective date of such termination or amendment, calculated under the terms and conditions of the Plan immediately prior to such effective date and (ii) any award provided by such amended Plan for the balance of such Year or other applicable Performance Period. Any such pro rata payment shall be made as soon as administratively practicable following certification of the Performance Goals.

Section 16.

Withholding

16.1                           Required Withholding.

(a)                                  The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or of a SAR, or upon the lapse of Restrictions on an Award, or upon payment of any other benefit or right under this Plan (the Exercise Date, date such Restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i)                                     payment of an amount in cash equal to the amount to be withheld;

(ii)                                  requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or the SAR payable in Shares, upon the lapse of Restrictions on an Award, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iii)                               withholding from any compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or a SAR payable in Shares to be satisfied by withholding Shares upon exercise of such Option or SAR pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law.  An election by Grantee under this subsection is irrevocable.  Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash.  If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(b)                                 Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(g)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements, if any, in the same manner as set forth in subsection (a).

16.2                           Notification Under Code Section 83(b).  If the Grantee, in connection with the grant of Restricted Stock, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.  The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Section 17.

Beneficiary Designation

Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.

Section 18.

Additional Provisions

18.1                           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws and applicable Federal law.

18.2                           Severability.  If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.

18.3                           Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.4                           Requirements of Law.  The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate or Joint Venture) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company, or an Affiliate or Joint Venture, of any applicable law or regulation.

18.5                           Securities Law Compliance.  If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable.  All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, and any applicable securities law.  If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law, or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.6                           No Rights as a Stockholder.  No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (except as provided in Section 9.6 with respect to Restricted Stock) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.

18.7                           Awards Not Taken into Account for Other Benefits.  Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any agreement between an Employer and the Grantee, except as such agreement shall otherwise expressly provide.

18.8                           Employment Agreement Supersedes Award Agreement.  In the event a Grantee is a party to an employment agreement with the Company or an Affiliate that provides for vesting, extended exercisability or transferability of equity compensation awards on terms more favorable to the Grantee than the Grantee’s Award Agreement, the employment agreement shall be controlling; provided that (a) if the Grantee is a Section 16 Person, any terms in the employment agreement requiring Board Compensation Committee, Board, or stockholder approval in order for an exemption from Section 16(b) of the Exchange Act to be available shall have been approved by the Board Compensation Committee, Board or stockholders, as applicable, and (b) the employment agreement shall not be controlling to the extent the Grantee and Grantee’s Employer agree it shall not be controlling.

18.9                           Non-Exclusivity of Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.

18.10                     Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

18.11                     No Right to Continued Employment or Awards.  No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.  Neither receipt of an Award hereunder, nor eligibility for an Award shall interfere with or limit in any way the right of the Company, an Affiliate or a Joint Venture to terminate any individual’s employment or affiliation at any time, nor confer on any Grantee the right to continue in the employ of, or as a consultant to, the Company, any Affiliate or any Joint Venture.

18.12                     Military Service.  Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.13                     Construction.                     The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders, (c) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections are references to the Sections of this Plan unless otherwise specified; (d) the word “including” and words of similar import when used in this Plan shall mean “including, without limitation,” unless otherwise specified; and (e) any reference to any U.S.  federal, state, or local statute or law shall be deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.  The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.14                     Obligations.  Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.15                     Stockholder Approval.  All Awards granted on or after the Effective Date and prior to the date the Company’s stockholders approve the amended and restated Plan are expressly conditioned upon and subject to approval of the amended and restated Plan by the Company’s stockholders.